Exhibit 99.1
Post Holdings Reports Results for the Second Quarter of Fiscal Year 2021
St. Louis - May 6, 2021 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the second fiscal quarter ended March 31, 2021.
Highlights:
•Second quarter net sales of $1.5 billion
•Operating profit of $145.1 million; net earnings of $109.9 million; Adjusted EBITDA of $263.8 million
•Second half fiscal year 2021 Adjusted EBITDA (non-GAAP) expected to range between $590-$620 million
Basis of Presentation
On October 21, 2019, the initial public offering of a minority interest in the BellRing Brands business (the “BellRing IPO”), Post’s historical active nutrition business, was completed. Post fully consolidates the results of BellRing Brands, Inc. (“BellRing”) and its subsidiaries within Post’s financial statements and effective October 21, 2019 allocates 28.8% of BellRing’s consolidated net earnings/loss and net assets to noncontrolling interest within Post’s financial statements.
On July 1, 2020, Post completed the acquisition of Henningsen Foods, Inc. (“Henningsen”), the results of which are included in the Foodservice segment. On January 25, 2021, Post completed the acquisition of the Peter Pan nut butter brand (“Peter Pan”), the results of which are included in the Post Consumer Brands segment. On February 1, 2021, Post completed the acquisition of the Almark Foods business and related assets (“Almark”), the results of which are included in the Foodservice segment.
Second Quarter Consolidated Operating Results
Net sales were $1,483.3 million, a decrease of 0.7%, or $10.9 million, compared to $1,494.2 million in the prior year period, and included a 310 basis point benefit from Henningsen, Peter Pan and Almark. Net sales growth in BellRing Brands and Refrigerated Retail was offset by declines in Post Consumer Brands and Foodservice. Gross profit was $451.0 million, or 30.4% of net sales, an increase of $12.2 million compared to the prior year period gross profit of $438.8 million, or 29.4% of net sales.
Selling, general and administrative (“SG&A”) expenses were $249.4 million, or 16.8% of net sales, an increase of $4.4 million compared to $245.0 million, or 16.4% of net sales, in the prior year period. Operating profit was $145.1 million, a decrease of 5.5%, or $8.4 million, compared to $153.5 million in the prior year period, and was negatively impacted by $17.7 million of accelerated amortization, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings were $109.9 million, an increase of 157.4%, or $301.3 million, compared to a net loss of $191.4 million in the prior year period. Net earnings/loss included loss on extinguishment and refinancing of debt, net of $94.7 million and $60.0 million in the second quarter of 2021 and 2020, respectively. Net earnings/loss included income on swaps, net of $185.6 million and expense on swaps, net of $224.6 million in the second quarter of 2021 and 2020, respectively. Loss on extinguishment and refinancing of debt, net and income/expense on swaps, net are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings/loss included equity method losses, net of tax of $7.0 million and $11.1 million in the second quarter of 2021 and 2020, respectively. Net earnings/loss excluded net earnings attributable to noncontrolling interest of $0.9 million and $5.6 million in the second quarter of 2021 and 2020, respectively. Diluted earnings per common share were $1.69, compared to the prior year period diluted loss per common share of $2.76. Adjusted net earnings were $19.2 million, or $0.29 per diluted common share, compared to $45.5 million, or $0.65 per diluted common share, in the prior year period.
Adjusted EBITDA was $263.8 million, a decrease of 9.6%, or $27.9 million, compared to $291.7 million in the prior year period. Adjusted EBITDA in the second quarter of 2021 and 2020 included an adjustment of $0.5 million and $5.2 million, respectively, primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.

Six Month Consolidated Operating Results
Net sales were $2,941.3 million, a decrease of 0.3%, or $9.7 million, compared to the prior year period net sales of $2,951.0 million. Gross profit was $906.4 million, or 30.8% of net sales, a decrease of $3.9 million compared to the prior year period gross profit of $910.3 million, or 30.8% of net sales.
SG&A expenses were $500.5 million, or 17.0% of net sales, an increase of $20.2 million compared to the prior year period SG&A expenses of $480.3 million, or 16.3% of net sales. SG&A expenses for the six months ended March 31, 2021 included a provision of $15.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. Operating profit was $311.4 million, a decrease of 10.9%, or $38.1 million, compared to the prior year period operating profit of $349.5 million, and was negatively impacted by $18.1 million of accelerated amortization, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings were $191.1 million, an increase of 307.3%, or $283.3 million, compared to the prior year period net loss of $92.2 million. Net earnings/loss included loss on extinguishment and refinancing of debt, net of $94.7 million and $72.9 million in the six months ended March 31, 2021 and March 31, 2020, respectively. Net earnings/loss included income on swaps, net of $227.2 million and expense on swaps, net of $163.2 million in the six months ended March 31, 2021 and March 31, 2020, respectively. Loss on extinguishment and refinancing of debt, net and income/expense on swaps, net are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings/loss included equity method losses, net of tax of $14.9 million and $18.4 million in the six months ended March 31, 2021 and March 31, 2020, respectively. Net earnings/loss excluded net earnings attributable to noncontrolling interest of $10.7 million and $13.5 million in the six months ended March 31, 2021 and March 31, 2020, respectively. Diluted earnings per common share were $2.90, compared to the prior year period diluted loss per common share of $1.32. Adjusted net earnings were $67.2 million, or $1.02 per diluted common share, compared to the prior year period Adjusted net earnings of $98.4 million, or $1.38 per diluted common share.
Adjusted EBITDA was $548.2 million, a decrease of 7.8%, or $46.6 million, compared to the prior year period Adjusted EBITDA of $594.8 million. Adjusted EBITDA for the six months ended March 31, 2021 and March 31, 2020 included an adjustment of $10.0 million and $12.6 million, respectively, primarily for the portion of BellRing’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal and Peter Pan nut butters.
For the second quarter, net sales were $479.9 million, a decrease of 5.5%, or $28.0 million, compared to the prior year period, and reflected a favorable mix and a 340 basis point benefit from Peter Pan. Volumes decreased 11.6% (including a 400 basis point benefit from Peter Pan), with the decline driven by (i) lapping increased purchases in the prior year period driven by consumer pantry loading in reaction to the COVID-19 pandemic, (ii) declines resulting from the decision to exit certain low-margin private label business and (iii) broader softness across value and private label cereal products. Segment profit was $91.8 million, a decrease of 0.6%, or $0.6 million, compared to the prior year period. Segment Adjusted EBITDA was $121.9 million, an increase of 0.8%, or $1.0 million, compared to the prior year period.
For the six months ended March 31, 2021, net sales were $924.9 million, a decrease of 2.5%, or $24.2 million, compared to the prior year period. Segment profit was $162.3 million, a decrease of 6.2%, or $10.7 million, compared to the prior year period. Segment profit for the six months ended March 31, 2021 was negatively impacted by a provision of $15.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $235.6 million, an increase of 2.2%, or $5.0 million, compared to the prior year period.
Weetabix
Primarily United Kingdom RTE cereal and muesli.
For the second quarter, net sales were $113.4 million, flat with the prior year period, and reflected a favorable foreign currency exchange rate tailwind of approximately 710 basis points. Volumes decreased 8.5%, with the decline driven by (i) lapping increased purchases in the prior year period driven by consumer pantry loading in reaction to the COVID-19 pandemic, (ii) a pull forward of sales to the first quarter of 2021 ahead of the completion of Brexit and (iii) continued declines in bar and drink products resulting from reduced on-the-go consumption in reaction to the COVID-19 pandemic. Segment profit was $25.9 million, a decrease of 7.5%, or $2.1 million, compared to the prior year period. Segment Adjusted EBITDA was $34.9 million, a decrease of 3.1%, or $1.1 million, compared to the prior year period.

For the six months ended March 31, 2021, net sales were $226.9 million, an increase of 5.6%, or $12.0 million, compared to the prior year period. Segment profit was $54.0 million, an increase of 4.4%, or $2.3 million, compared to the prior year period. Segment Adjusted EBITDA was $72.2 million, an increase of 6.3%, or $4.3 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the second quarter, net sales were $369.2 million, a decrease of 2.4%, or $9.2 million, compared to the prior year period, and included a 750 basis point benefit from Henningsen and Almark. Volumes for the second quarter decreased 11.1% (including a 330 basis point benefit from Henningsen and Almark), driven by lower away-from-home demand in January and February in reaction to the COVID-19 pandemic in various channels, including full service restaurants, quick service restaurants, education and travel and lodging. Volume declines were partially offset by volume growth in March driven by lapping significantly lower away-from-home demand in the prior year period. Egg volumes declined 9.3% (including a 330 basis point benefit from Henningsen and Almark) and potato volumes declined 21.9%.
Segment profit was $8.8 million, a decrease of 63.0%, or $15.0 million, compared to the prior year period. Segment Adjusted EBITDA was $41.2 million, a decrease of 25.2%, or $13.9 million, compared to the prior year period. Second quarter 2021 segment profit and segment Adjusted EBITDA were negatively impacted by (i) an unfavorable egg price/cost relationship associated with the timing of changes in input prices, (ii) lost contribution margin on reduced volumes and unfavorable customer, product and channel mix and (iii) unfavorable manufacturing costs, including higher labor costs driven by COVID-19 related expenses and weak fixed cost absorption driven by a reduction in volumes produced. Contribution margin and fixed cost absorption both improved in March when compared to the prior year period.
For the six months ended March 31, 2021, net sales were $723.7 million, a decrease of 9.4%, or $75.3 million, compared to the prior year period. Segment profit was $19.6 million, a decrease of 72.3%, or $51.2 million, compared to the prior year period. Segment Adjusted EBITDA was $81.6 million, a decrease of 37.4%, or $48.8 million, compared to the prior year period.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the second quarter, net sales were $239.5 million, an increase of 0.8%, or $1.9 million, compared to the prior year period, and benefited from a favorable mix and improved average net pricing in side dish products. Volumes decreased 1.7%, resulting from the decision to exit certain low-margin business and lapping increased purchases in the prior year period driven by consumer pantry loading in reaction to the COVID-19 pandemic. Volume information by product is disclosed in a table presented later in this release. Segment profit was $24.2 million, a decrease of 19.9%, or $6.0 million, compared to the prior year period. Segment Adjusted EBITDA was $42.5 million, a decrease of 11.6%, or $5.6 million, compared to the prior year period. Second quarter 2021 segment profit and segment Adjusted EBITDA were negatively impacted by an unfavorable price/cost relationship for sausage and egg products and higher manufacturing costs.
For the six months ended March 31, 2021, net sales were $502.6 million, an increase of 3.1%, or $15.1 million, compared to the prior year period. Segment profit was $57.9 million, an increase of 3.0%, or $1.7 million, compared to the prior year period. Segment Adjusted EBITDA was $94.3 million, an increase of 2.6%, or $2.4 million, compared to the prior year period.
BellRing Brands
Ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars.
For the second quarter, net sales were $282.1 million, an increase of 9.6%, or $24.6 million, compared to the prior year period. Premier Protein net sales increased 8.2%, with volumes up 7.4%. Net sales benefited from RTD shake distribution gains for both existing and new products, planned incremental promotional activity and favorable product and customer mix, which were partially offset by lapping an increase in customer trade inventory levels in the prior year period driven by consumer pantry-loading in reaction to the COVID-19 pandemic. Net sales for Dymatize increased 28.8% and for all other products decreased 7.3%.
Segment profit was $15.6 million, a decrease of 55.6%, or $19.5 million, compared to the prior year period, and included $17.7 million of accelerated amortization (incurred in connection with the discontinuance of the Supreme Protein brand), $2.2 million of higher marketing and consumer advertising expenses and $0.7 million of restructuring and facility closure costs, which were partially offset by $0.3 million of lower transaction costs related to BellRing’s separation from Post. Accelerated amortization, restructuring and facility closure costs and transaction costs were treated as adjustments for non-GAAP measures. Segment Adjusted EBITDA was $42.2 million, a decrease of 2.8%, or $1.2 million, compared to the prior year period. Second quarter

2021 segment profit and segment Adjusted EBITDA were negatively impacted by a decline in gross profit margin driven by higher input costs (predominantly milk-based proteins and freight for RTD shakes) and planned incremental promotional activity.
For the six months ended March 31, 2021, net sales were $564.5 million, an increase of 12.6%, or $63.0 million, compared to the prior year period. Segment profit was $63.4 million, a decrease of 24.9%, or $21.0 million, compared to the prior year period, and included $18.1 million of accelerated amortization (incurred in connection with the discontinuance of the Supreme Protein brand), $5.3 million of restructuring and facility closure costs and $2.5 million of higher marketing and consumer advertising expenses, which were partially offset by $1.8 million of lower transaction costs related to BellRing’s separation from Post. Accelerated amortization, restructuring and facility closure costs and transaction costs were treated as adjustments for non-GAAP measures. Segment Adjusted EBITDA was $102.9 million, an increase of 0.9%, or $0.9 million, compared to the prior year period.
As of March 31, 2021, BellRing had $627.4 million in total principal value of debt and $33.2 million in cash and cash equivalents.
For further information, please refer to the BellRing second quarter 2021 earnings release and conference call (the details of which are included later in this release).
Interest, Loss on Extinguishment and Refinancing of Debt, (Income) Expense on Swaps and Income Tax
Interest expense, net was $94.8 million in the second quarter of 2021, compared to $94.0 million in the second quarter of 2020. Interest expense, net included $11.3 million and $14.3 million attributable to BellRing in the second quarter of 2021 and 2020, respectively. For the six months ended March 31, 2021, interest expense, net was $191.4 million, compared to $196.9 million for the six months ended March 31, 2020. Interest expense, net in the six months ended March 31, 2021 included $24.1 million attributable to BellRing. Interest expense, net in the six months ended March 31, 2020 included (i) $25.9 million attributable to BellRing and (ii) a loss of $7.2 million resulting from the reclassification of losses previously recorded in accumulated other comprehensive loss to interest expense.
Loss on extinguishment and refinancing of debt, net of $94.7 million was recorded in the three and six months ended March 31, 2021 in connection with (i) Post’s repayment of its 5.00% senior notes due in August 2026 and (ii) an opportunistic repricing of BellRing Brands, LLC’s (“BellRing LLC”) term loan in February 2021. Loss on extinguishment and refinancing of debt, net of $60.0 million was recorded in the three months ended March 31, 2020 in connection with (i) Post’s repayment of its 5.50% senior notes due in March 2025 and 8.00% senior notes due in July 2025 and (ii) the amendment and restatement of Post’s credit agreement in March 2020. Loss on extinguishment and refinancing of debt, net of $72.9 million was recorded in the six months ended March 31, 2020 in connection with (i) Post’s repayment of its 5.50% senior notes due in March 2025 and 8.00% senior notes due in July 2025, (ii) Post’s repayment of the entire principal balance of its term loan in the first quarter of fiscal year 2020, (iii) the assignment of debt to BellRing LLC related to the creation of BellRing’s capital structure in the first quarter of fiscal year 2020 and (iv) the amendment and restatement of Post’s credit agreement in March 2020.
(Income) expense on swaps, net relates to non-cash mark-to-market adjustments on interest rate swaps. Income on swaps, net was $185.6 million in the second quarter of 2021, compared to an expense of $224.6 million in the second quarter of 2020. For the six months ended March 31, 2021, income on swaps, net was $227.2 million, compared to an expense of $163.2 million in the six months ended March 31, 2020.
Income tax expense was $29.5 million in the second quarter of 2021, an effective income tax rate of 20.0%, compared to a benefit of $47.1 million in the second quarter of 2020, an effective income tax rate of 21.2%. For the six months ended March 31, 2021, income tax expense was $52.7 million, an effective income tax rate of 19.6%, compared to a benefit of $16.7 million in the six months ended March 31, 2020, an effective income tax rate of 21.7%.
Share Repurchases
During the second quarter of 2021, Post repurchased 1.6 million shares of its common stock for $155.4 million at an average price of $98.27 per share. During the six months ended March 31, 2021, Post repurchased 3.3 million shares for $315.3 million at an average price of $95.76 per share. At the end of the second quarter of 2021, Post had $333.6 million remaining under its share repurchase authorization.
COVID-19 Commentary
Post is closely monitoring the impact of the COVID-19 pandemic on its business and remains focused on ensuring its ability to safeguard the health of its employees, including their economic health, maintaining the continuity of its supply chain to serve customers and consumers and preserving financial liquidity to mitigate the uncertainty caused by the pandemic.

Most Post products sold through food, drug, mass, club and eCommerce generally have continued to experience an uplift in sales in the second quarter of 2021 when compared to the pre-pandemic period, driven by increased at-home consumption in reaction to the COVID-19 pandemic.
Post’s foodservice business continues to be negatively impacted by lower away-from-home demand resulting from the impact of the COVID-19 pandemic on various channels, including full service restaurants, quick service restaurants, education and travel and lodging. In the second quarter of 2021, Post’s foodservice volumes continued to track with changes in the degree of restrictions on mobility and gathering, with March volumes showing meaningful improvement. This correlation is expected to continue to affect the trajectory of the volume recovery.
BellRing’s primary categories, liquid and powder, have returned to growth relatively in line with their pre-pandemic growth rates. The bar category continues to be soft when compared to the pre-pandemic period.
As of March 31, 2021, Post had $740.5 million in cash and cash equivalents on hand and the available borrowing capacity under its revolving credit facility was $730.7 million (reflecting $19.3 million of outstanding letters of credit, a reduction in the borrowing capacity).
Outlook
Post management expects Adjusted EBITDA for the second half of fiscal year 2021 to be between $590-$620 million, with modest favorability to the fourth quarter. Post management continues to expect fiscal year 2021 capital expenditures to range between $225-$250 million, including approximately $4 million attributable to BellRing.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment and refinancing of debt, net, noncontrolling interest adjustment, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges and equity securities, provision for legal settlement, transaction and integration costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
BellRing Outlook
For fiscal year 2021, BellRing management has raised its guidance range for net sales to $1.17-$1.20 billion from $1.07-$1.12 billion and Adjusted EBITDA to $214-$220 million from $207-$217 million (resulting in net sales and Adjusted EBITDA growth of 18%-21% and 9%-12%, respectively, over fiscal year 2020). BellRing management continues to expect fiscal year 2021 capital expenditures of approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring and facility closures costs, separation costs, noncontrolling interest adjustment and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” in BellRing’s second quarter of fiscal year 2021 earnings release. BellRing, as a separate publicly-traded company, releases guidance regarding its future performance. These statements are prepared by BellRing’s management, and Post does not accept any responsibility for any such statements.
8th Avenue Standalone Financial Information
Post owns a 60.5% common equity interest in 8th Avenue Food & Provisions, Inc. (“8th Avenue”), which is an unconsolidated affiliate that manufactures and distributes private label peanut and other nut butters, dried fruit and nut products, granola and pasta.
For the second quarter, net sales were $220.7 million, a decrease of 5.3%, or $12.4 million, compared to the prior year period. Net earnings were $0.3 million, an increase of 104.2%, or $7.5 million, compared to the prior year period. Adjusted EBITDA was $22.5 million, an increase of 0.9%, or $0.2 million, compared to the prior year period.

For the six months ended March 31, 2021, net sales were $449.7 million, a decrease of 0.4%, or $1.8 million, compared to the prior year period. Net loss was $1.1 million, an improvement of 86.4%, or $7.0 million, compared to the prior year period. Adjusted EBITDA was $44.1 million, a decrease of 4.1%, or $1.9 million, compared to the prior year period.
As of March 31, 2021, 8th Avenue was capitalized with $18.9 million of unrestricted cash and cash equivalents, $613.2 million of senior secured debt, $60.1 million related to a sale-leaseback transaction, $250.0 million in principal amount of preferred equity and $79.2 million of accumulated, but unpaid, preferred dividends. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management continues to expect fiscal year 2021 Adjusted EBITDA to range between $100-$105 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction, integration and sale-leaseback costs, non-cash stock-based compensation and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
Post’s Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for Post and 8th Avenue and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Post Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, May 7, 2021 at 9:00 a.m. EDT to discuss financial results for the second quarter of fiscal year 2021 and fiscal year 2021 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 3392864. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, May 21, 2021 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 3392864. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, May 7, 2021 at 10:30 a.m. EDT to discuss financial results for the second quarter of fiscal year 2021 and fiscal year 2021 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 5885539. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at

www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website.
A replay of the conference call will be available through Friday, May 21, 2021 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 5885539. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s and BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for the second half of fiscal year 2021, Post’s capital expenditure outlook for fiscal year 2021, statements regarding the effect of the COVID-19 pandemic on Post’s business, Post’s continuing response to the COVID-19 pandemic, BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2021 and Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2021. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of Post’s employees, Post’s ability to manufacture and deliver its products, operating costs, demand for its foodservice and on-the-go products and Post’s operations generally;
•Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), Post’s ability to service its outstanding debt (including covenants that restrict the operation of Post’s business) and a downgrade or potential downgrade in Post’s credit ratings;
•Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;
•Post’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•changes in economic conditions, disruptions in the U.S. and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;
•disruptions or inefficiencies in Post’s supply chain, including as a result of Post’s reliance on third party suppliers or manufacturers for the manufacturing of many of Post’s products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;
•significant volatility in the cost or availability of inputs to Post’s business (including freight, raw materials, energy and other supplies);
•Post’s ability to hire and retain talented personnel, the ability of Post’s employees to safely perform their jobs, including the potential for physical injuries or illness (such as COVID-19), employee absenteeism, labor strikes, work stoppages and unionization efforts;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other related litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•the possibility that Post may not be able to consummate the initial public offering of Post Holdings Partnering Corporation (“PHPC”), a newly formed special purpose acquisition company and Post’s indirect wholly-owned subsidiary, on the expected timeline or at all, that Post may not find a suitable business combination within the prescribed two-year time period, that the business combination may not be successful or that the activities for PHPC could be distracting to Post’s management;

•Post’s ability to promptly and effectively realize the strategic and financial benefits expected as a result of the BellRing IPO;
•impairment in the carrying value of goodwill or other intangibles;
•Post’s ability to successfully implement business strategies to reduce costs;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•the failure or weakening of the RTE cereal category and consolidations in the retail and foodservice distribution channels;
•the ultimate impact litigation or other regulatory matters may have on Post;
•Post’s ability to successfully collaborate with third parties that have invested with Post in 8th Avenue and to effectively realize the strategic and financial benefits expected as a result of the separate capitalization of 8th Avenue;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale and separation of its restaurants business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•the ability of Post and its customers’, and 8th Avenue’s and its customers’, private brand products to compete with nationally branded products;
•risks associated with Post’s international businesses;
•the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;
•changes in estimates in critical accounting judgments;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•significant differences in Post’s, 8th Avenue’s and BellRing’s actual operating results from Post’s guidance regarding Post’s and 8th Avenue’s future performance and BellRing’s guidance regarding its future performance;
•Post’s ability and BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•other risks and uncertainties described in Post’s and BellRing’s filings with the Securities and Exchange Commission.

These forward-looking statements represent Post’s judgment as of the date of this release except with respect to BellRing’s guidance regarding its future performance, which represents BellRing’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods, Bob Evans Farms and BellRing Brands. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein® and Dymatize®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly

lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net Sales	$1,483.3	$1,494.2	$2,941.3	$2,951.0
Cost of goods sold	1,032.3	1,055.4	2,034.9	2,040.7
Gross Profit	451.0	438.8	906.4	910.3
Selling, general and administrative expenses	249.4	245.0	500.5	480.3
Amortization of intangible assets	58.5	40.0	99.1	80.1
Other operating (income) expenses, net	(2.0)	0.3	(4.6)	0.4
Operating Profit	145.1	153.5	311.4	349.5
Interest expense, net	94.8	94.0	191.4	196.9
Loss on extinguishment and refinancing of debt, net	94.7	60.0	94.7	72.9
(Income) expense on swaps, net	(185.6)	224.6	(227.2)	163.2
Other income, net	(6.1)	(3.3)	(16.9)	(6.5)
Earnings (Loss) before Income Taxes and Equity Method Loss	147.3	(221.8)	269.4	(77.0)
Income tax expense (benefit)	29.5	(47.1)	52.7	(16.7)
Equity method loss, net of tax	7.0	11.1	14.9	18.4
Net Earnings (Loss) Including Noncontrolling Interest	110.8	(185.8)	201.8	(78.7)
Less: Net earnings attributable to noncontrolling interest	0.9	5.6	10.7	13.5
Net Earnings (Loss)	$109.9	$(191.4)	$191.1	$(92.2)

Earnings (Loss) per Common Share:
Basic	$1.71	$(2.76)	$2.94	$(1.32)
Diluted	$1.69	$(2.76)	$2.90	$(1.32)

Weighted-Average Common Shares Outstanding:
Basic	64.1	69.3	64.9	70.0
Diluted	65.1	69.3	66.0	70.0

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2021	September 30, 2020

ASSETS
Current Assets
Cash and cash equivalents	$740.5	$1,187.9
Restricted cash	2.1	5.5
Receivables, net	554.8	441.6
Inventories	639.7	599.4
Prepaid expenses and other current assets	128.4	53.4
Total Current Assets	2,065.5	2,287.8

Property, net	1,776.6	1,779.7
Goodwill	4,574.6	4,438.6
Other intangible assets, net	3,214.2	3,197.5
Equity method investments	99.7	114.1
Other assets	410.4	329.0
Total Assets	$12,141.0	$12,146.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$74.3	$64.9
Accounts payable	406.5	367.9
Other current liabilities	409.3	541.6
Total Current Liabilities	890.1	974.4

Long-term debt	6,981.0	6,959.0
Deferred income taxes	858.5	784.5
Other liabilities	524.4	599.8
Total Liabilities	9,254.0	9,317.7

Shareholders’ Equity
Common stock	0.8	0.8
Additional paid-in capital	4,237.7	4,182.9
Retained earnings	399.7	208.6
Accumulated other comprehensive income (loss)	86.8	(29.3)
Treasury stock, at cost	(1,823.8)	(1,508.5)
Total Shareholders’ Equity excluding Noncontrolling Interest	2,901.2	2,854.5
Noncontrolling interest	(14.2)	(25.5)
Total Shareholders’ Equity	2,887.0	2,829.0
Total Liabilities and Shareholders’ Equity	$12,141.0	$12,146.7

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2021	2020
Cash provided by (used in):
Operating activities	$162.3	$89.0
Investing activities, including capital expenditures of $99.4 and $117.5	(256.5)	(62.4)
Financing activities	(362.7)	115.9
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6.1	(0.4)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(450.8)	$142.1

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net Sales
Post Consumer Brands	$479.9	$507.9	$924.9	$949.1
Weetabix	113.4	113.4	226.9	214.9
Foodservice	369.2	378.4	723.7	799.0
Refrigerated Retail	239.5	237.6	502.6	487.5
BellRing Brands	282.1	257.5	564.5	501.5
Eliminations	(0.8)	(0.6)	(1.3)	(1.0)
Total	$1,483.3	$1,494.2	$2,941.3	$2,951.0
Segment Profit
Post Consumer Brands	$91.8	$92.4	$162.3	$173.0
Weetabix	25.9	28.0	54.0	51.7
Foodservice	8.8	23.8	19.6	70.8
Refrigerated Retail	24.2	30.2	57.9	56.2
BellRing Brands	15.6	35.1	63.4	84.4
Total segment profit	166.3	209.5	357.2	436.1
General corporate expenses and other	15.1	52.7	28.9	80.1
Interest expense, net	94.8	94.0	191.4	196.9
Loss on extinguishment and refinancing of debt, net	94.7	60.0	94.7	72.9
(Income) expense on swaps, net	(185.6)	224.6	(227.2)	163.2
Earnings (Loss) before Income Taxes and Equity Method Loss	$147.3	$(221.8)	$269.4	$(77.0)

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(1.7%)
Side dishes	(1.4%)
Egg	(0.9%)
Cheese	(3.0%)
Sausage	4.9%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which for all segments excluding BellRing Brands is each segment’s earnings/loss before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, gain on/adjustment to bargain purchase, interest expense and other unallocated corporate income and expenses. Segment profit for BellRing Brands, as it is a publicly-traded company, is its operating profit. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
Post believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of non-cash mark-to-market adjustments on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Payments of debt premiums and refinancing fees: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, and refinancing fees as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
c.Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
d.Accelerated amortization: Post has excluded non-cash accelerated amortization charges recorded in connection with discontinuance of brands as the amount and frequency of such charges are not consistent. Additionally, Post believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
f.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of Post’s operating performance. Post also has excluded certain expenses incurred to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone, publicly-traded entity as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these separation costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s or the BellRing Brands segment’s current operating performances or comparisons of Post’s or the BellRing Brands segment’s operating performances to other periods.
i.Adjustment to bargain purchase: Post has excluded adjustments to gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price as such amounts are inconsistent in amount and frequency. Post believes such adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
j.Assets held for sale: Post has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Foreign currency gain/loss on intercompany loans: Post has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Post’s performance to allow for more meaningful comparisons of performance to other periods.
l.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to BellRing which are attributable to noncontrolling interest in the calculation of Adjusted net earnings and Adjusted diluted net earnings per common share.
n.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s and BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post and BellRing LLC are required to comply with certain covenants and limitations that are based on variations of EBITDA in their respective financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization including accelerated depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, mark-to-market adjustments on commodity and foreign exchange hedges, provision for legal settlements, mark-to-market adjustments on equity securities, restructuring and facility closure costs excluding accelerated depreciation, transaction costs and integration costs, adjustment to bargain purchase, assets held for sale, foreign currency gain/loss on intercompany loans and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
o.Gain/loss on extinguishment and refinancing of debt, net: Post has excluded gains and losses recorded on extinguishment and refinancing of debt, inclusive of payments for premiums, the write-off of debt issuance and deferred financing costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
p.Non-cash stock-based compensation: Post’s and BellRing’s compensation strategies include the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ and stockholders’ investment interests, respectively. After the BellRing IPO, BellRing continues to be charged for Post stock-based compensation through the master services agreement with Post. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing Class A common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s and BellRing’s operating performances to other periods.
q.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of BellRing’s consolidated net earnings/loss which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of the BellRing Brands business, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Post’s consolidated Weetabix investment which is attributable to the noncontrolling owners of the consolidated Weetabix investment.
r.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net Earnings (Loss) Available to Common Shareholders	$109.9	$(191.4)	$191.1	$(92.2)

Adjustments:
(Income) expense on swaps, net	(185.6)	224.6	(227.2)	163.2
Payments of debt premiums and refinancing fees	75.8	49.8	75.8	49.8
Mark-to-market adjustments on commodity and foreign exchange hedges	(12.4)	29.4	(27.3)	25.2
Accelerated amortization	17.7	—	18.1	—
Provision for legal settlements	—	—	15.0	—
Mark-to-market adjustments on equity securities	(3.0)	—	(10.9)	—
Restructuring and facility closure costs, including accelerated depreciation	0.8	0.5	5.8	1.0
Transaction costs	1.3	0.1	2.4	5.0
Integration costs	1.1	0.7	1.1	2.3
Adjustment to bargain purchase	(2.2)	—	0.1	—
Assets held for sale	0.1	—	(0.5)	—
Foreign currency loss on intercompany loans	0.3	—	—	—
Advisory income	(0.2)	(0.1)	(0.3)	(0.3)
Noncontrolling interest adjustment	(5.8)	(0.1)	(7.2)	(0.2)
Total Net Adjustments	(112.1)	304.9	(155.1)	246.0
Income tax effect on adjustments (1)	21.4	(68.0)	31.2	(55.4)
Adjusted Net Earnings	$19.2	$45.5	$67.2	$98.4

(1) For all periods, income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and adjustment to bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for adjustment to bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Weighted-average shares for diluted earnings (loss) per share	65.1	69.3	66.0	70.0
Effect of securities that were anti-dilutive for diluted earnings (loss) per share:
Stock options	—	0.6	—	0.7
Stock appreciation rights	—	0.1	—	0.1
Restricted stock unit awards	—	0.4	—	0.4
Performance-based restricted stock units	—	0.1	—	0.1
Adjusted weighted-average shares for adjusted diluted earnings per share	65.1	70.5	66.0	71.3

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Diluted Earnings (Loss) per Common Share	$1.69	$(2.76)	$2.90	$(1.32)
Adjustment to Diluted Earnings (Loss) per Common Share (1)	—	0.05	—	0.03
Adjusted Diluted Earnings (Loss) per Common Share, as calculated using adjusted weighted-average diluted shares (2)	1.69	(2.71)	2.90	(1.29)

Adjustments:
(Income) expense on swaps, net	(2.85)	3.18	(3.44)	2.29
Payments of debt premiums and refinancing fees	1.16	0.71	1.14	0.70
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.19)	0.42	(0.41)	0.35
Accelerated amortization	0.27	—	0.27	—
Provision for legal settlements	—	—	0.23	—
Mark-to-market adjustments on equity securities	(0.05)	—	(0.17)	—
Restructuring and facility closure costs, including accelerated depreciation	0.01	—	0.09	0.01
Transaction costs	0.02	—	0.04	0.07
Integration costs	0.02	0.01	0.02	0.03
Adjustment to bargain purchase	(0.03)	—	—	—
Assets held for sale	—	—	(0.01)	—
Noncontrolling interest adjustment	(0.09)	—	(0.11)	—
Total Net Adjustments	(1.73)	4.32	(2.35)	3.45
Income tax effect on adjustments (3)	0.33	(0.96)	0.47	(0.78)
Adjusted Diluted Earnings per Common Share	$0.29	$0.65	$1.02	$1.38

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) For all periods, income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and adjustment to bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for adjustment to bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net Earnings (Loss)	$109.9	$(191.4)	$191.1	$(92.2)
Income tax expense (benefit)	29.5	(47.1)	52.7	(16.7)
Interest expense, net	94.8	94.0	191.4	196.9
Depreciation and amortization, including accelerated depreciation and amortization	113.4	91.5	207.5	181.8
(Income) expense on swaps, net	(185.6)	224.6	(227.2)	163.2
Loss on extinguishment and refinancing of debt, net	94.7	60.0	94.7	72.9
Non-cash stock-based compensation	13.9	13.3	27.8	24.7
Noncontrolling interest adjustment	0.5	5.2	10.0	12.6
Equity method investment adjustment	7.0	11.0	15.0	18.3
Mark-to-market adjustments on commodity and foreign exchange hedges	(12.4)	29.4	(27.3)	25.2
Provision for legal settlements	—	—	15.0	—
Mark-to-market adjustments on equity securities	(3.0)	—	(10.9)	—
Restructuring and facility closure costs, excluding accelerated depreciation	0.7	0.5	5.6	1.1
Transaction costs	1.3	0.1	2.4	5.0
Integration costs	1.1	0.7	1.1	2.3
Adjustment to bargain purchase	(2.2)	—	0.1	—
Assets held for sale	0.1	—	(0.5)	—
Foreign currency loss on intercompany loans	0.3	—	—	—
Advisory income	(0.2)	(0.1)	(0.3)	(0.3)
Adjusted EBITDA	$263.8	$291.7	$548.2	$594.8
Adjusted EBITDA as a percentage of Net Sales	17.8%	19.5%	18.6%	20.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$91.8	$25.9	$8.8	$24.2	$15.6	$—	$166.3
General corporate expenses and other	—	—	—	—	—	(15.1)	(15.1)
Other income, net	—	—	—	—	—	(6.1)	(6.1)
Operating Profit	91.8	25.9	8.8	24.2	15.6	(21.2)	145.1
Other income, net	—	—	—	—	—	6.1	6.1
Depreciation and amortization, including accelerated depreciation and amortization	29.2	9.4	31.6	18.3	23.9	1.0	113.4
Non-cash stock-based compensation	—	—	—	—	1.7	12.2	13.9
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	0.6	—	—	(13.0)	(12.4)
Mark-to-market adjustments on equity securities	—	—	—	—	—	(3.0)	(3.0)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	0.7	—	0.7
Transaction costs	—	—	—	—	—	1.3	1.3
Integration costs	0.9	—	0.2	—	—	—	1.1
Adjustment to bargain purchase	—	—	—	—	—	(2.2)	(2.2)
Assets held for sale	—	—	—	—	—	0.1	0.1
Foreign currency loss on intercompany loans	—	—	—	—	0.3	—	0.3
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$121.9	$34.9	$41.2	$42.5	$42.2	$(18.9)	$263.8
Adjusted EBITDA as a percentage of Net Sales	25.4%	30.8%	11.2%	17.7%	15.0%	—	17.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$92.4	$28.0	$23.8	$30.2	$35.1	$—	$209.5
General corporate expenses and other	—	—	—	—	—	(52.7)	(52.7)
Other income, net	—	—	—	—	—	(3.3)	(3.3)
Operating Profit	92.4	28.0	23.8	30.2	35.1	(56.0)	153.5
Other income, net	—	—	—	—	—	3.3	3.3
Depreciation and amortization, including accelerated depreciation and amortization	28.1	8.6	29.7	17.6	6.4	1.1	91.5
Non-cash stock-based compensation	—	—	—	—	1.6	11.7	13.3
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	(0.1)	—	—	—	—	(0.1)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	(0.1)	1.6	—	—	27.9	29.4
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	0.5	0.5
Transaction costs	—	—	—	—	0.3	(0.2)	0.1
Integration costs	0.4	—	—	0.3	—	—	0.7
Advisory income	—	—	—	—	—	(0.1)	(0.1)
Adjusted EBITDA	$120.9	$36.0	$55.1	$48.1	$43.4	$(11.8)	$291.7
Adjusted EBITDA as a percentage of Net Sales	23.8%	31.7%	14.6%	20.2%	16.9%	—	19.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$162.3	$54.0	$19.6	$57.9	$63.4	$—	$357.2
General corporate expenses and other	—	—	—	—	—	(28.9)	(28.9)
Other income, net	—	—	—	—	—	(16.9)	(16.9)
Operating Profit	162.3	54.0	19.6	57.9	63.4	(45.8)	311.4
Other income, net	—	—	—	—	—	16.9	16.9
Depreciation and amortization, including accelerated depreciation and amortization	57.4	18.8	62.3	36.4	30.6	2.0	207.5
Non-cash stock-based compensation	—	—	—	—	3.6	24.2	27.8
Noncontrolling interest adjustment	—	(0.7)	—	—	—	—	(0.7)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(0.5)	—	—	(26.8)	(27.3)
Provision for legal settlements	15.0	—	—	—	—	—	15.0
Mark-to-market adjustments on equity securities	—	—	—	—	—	(10.9)	(10.9)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	5.3	0.3	5.6
Transaction costs	—	—	—	—	—	2.4	2.4
Integration costs	0.9	—	0.2	—	—	—	1.1
Adjustment to bargain purchase	—	—	—	—	—	0.1	0.1
Assets held for sale	—	—	—	—	—	(0.5)	(0.5)
Advisory income	—	—	—	—	—	(0.3)	(0.3)
Adjusted EBITDA	$235.6	$72.2	$81.6	$94.3	$102.9	$(38.4)	$548.2
Adjusted EBITDA as a percentage of Net Sales	25.5%	31.8%	11.3%	18.8%	18.2%	—	18.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$173.0	$51.7	$70.8	$56.2	$84.4	$—	$436.1
General corporate expenses and other	—	—	—	—	—	(80.1)	(80.1)
Other income, net	—	—	—	—	—	(6.5)	(6.5)
Operating Profit	173.0	51.7	70.8	56.2	84.4	(86.6)	349.5
Other income, net	—	—	—	—	—	6.5	6.5
Depreciation and amortization, including accelerated depreciation and amortization	56.0	17.3	58.7	35.0	12.8	2.0	181.8
Non-cash stock-based compensation	—	—	—	—	3.0	21.7	24.7
Noncontrolling interest adjustment	—	(0.9)	—	—	—	—	(0.9)
Equity method investment adjustment	—	(0.1)	—	—	—	—	(0.1)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	(0.1)	0.9	—	—	24.4	25.2
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	1.1	1.1
Transaction costs	—	—	—	—	1.8	3.2	5.0
Integration costs	1.6	—	—	0.7	—	—	2.3
Advisory income	—	—	—	—	—	(0.3)	(0.3)
Adjusted EBITDA	$230.6	$67.9	$130.4	$91.9	$102.0	$(28.0)	$594.8
Adjusted EBITDA as a percentage of Net Sales	24.3%	31.6%	16.3%	18.9%	20.3%	—	20.2%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net Sales	$220.7	$233.1	$449.7	$451.5
Gross Profit	$34.3	$41.2	$69.7	$79.6

Net Earnings (Loss)	$0.3	$(7.2)	$(1.1)	$(8.1)
Less: Preferred Stock Dividend	8.8	8.0	17.6	15.8
Net Loss Available to 8th Avenue Common Shareholders	$(8.5)	$(15.2)	$(18.7)	$(23.9)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
Post believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax expense/benefit and depreciation and amortization including accelerated depreciation, and the following adjustments:
a.Transaction, integration and sale-leaseback costs: Post has excluded transaction costs related to professional service fees and other related costs associated with (i) signed business combinations, (ii) a sale-leaseback transaction and (iii) integration costs incurred to integrate the component business units that comprise the combined 8th Avenue organization. Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of 8th Avenue’s assets or acquired assets as part of 8th Avenue, and such costs are not factored into 8th Avenue management’s evaluation of its performance, its evaluation of potential acquisitions or its performance after completion of an acquisition. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and the maturity of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding these expenses, 8th Avenue management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that its assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.
b.Non-cash stock-based compensation: 8th Avenue’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of 8th Avenue’s operating performance to other periods.
c.Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and a third party as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET EARNINGS (LOSS) TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net Earnings (Loss)	$0.3	$(7.2)	$(1.1)	$(8.1)
Interest expense, net	8.4	17.5	17.4	28.2
Income tax benefit	(4.1)	(1.8)	(4.3)	(2.0)
Depreciation and amortization, including accelerated depreciation	16.2	12.5	29.4	25.0
Integration costs	0.9	0.5	1.2	0.7
Non-cash stock-based compensation	0.2	0.2	0.5	0.3
Transaction costs	0.5	0.1	0.5	0.4
Sale-leaseback costs	—	—	—	0.7
Advisory costs	0.1	0.5	0.5	0.8
Adjusted EBITDA	$22.5	$22.3	$44.1	$46.0
Adjusted EBITDA as a percentage of Net Sales	10.2%	9.6%	9.8%	10.2%